Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in this Registration Statement of Asure Software, Inc. on Form S-4 dated April 9, 2024 of our report dated February 26, 2024 with respect to our audits of the consolidated financial statements of Asure Software, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Asure Software, Inc. for each of the two years in the period ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Los Angeles, California

April 9, 2024

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